CONTACT:  Barry Susson                          Brendon Frey or
          Chief Financial Officer               Tom Ryan
          (215) 676-6000                        (203) 682-8200
                                      OR
OF:       Deb Shops, Inc.                       Integrated Corporate Relations
          9401 Blue Grass Road                  450 Post Road East
          Philadelphia, PA  19114               Westport, CT  06880

--------------------------------------------------------------------------------


             DEB SHOPS REPORTS THIRD QUARTER AND NINE-MONTH RESULTS
             THIRD QUARTER NET SALES INCREASE 10.4% TO $83.1 MILLION
        THIRD QUARTER DILUTED EARNINGS PER SHARE INCREASE 61.5% TO $0.21 -RAISES FISCAL 2006 EPS GUIDANCE RANGE TO $1.65 TO $1.70 PER DILUTED SHARE-

Philadelphia, PA - November 17, 2005 - Deb Shops, Inc. (Nasdaq: DEBS), a leading teen apparel retailer, today reported financial results for the third quarter ended October 31, 2005.

For the third quarter of fiscal 2006, net sales increased 10.4% to $83.1 million compared to $75.3 million in the third quarter a year ago. Gross profit, which is net of buying and occupancy costs, increased to $23.4 million resulting in a gross margin of 28.2% for the period. This compares to gross profit of $20.5 million and a 27.2% gross margin in the third quarter of fiscal 2005. Third quarter net income increased 69.0% to $3.1 million compared to $1.8 million in the third quarter of fiscal 2005, while diluted earnings per share increased 61.5% to $0.21 from $0.13 in last year's third quarter. Where applicable, prior year amounts reflect the effects of the Company's lease accounting restatement. The restatement did not affect prior year diluted earnings per share.

As of October 31, 2005, the Company had $106.2 million in cash and marketable securities, shareholders' equity of $120.4 million, and no debt.

Marvin Rounick, President and CEO of Deb Shops stated "Our third quarter performance was highlighted by strong full price selling of our back-to-school product offering, which allowed us to exceed expectations. We are extremely pleased with our ability to drive double digit revenue gains, increase same store sales by nearly 10%, improve gross margins by 100 basis points, and grow earnings per share by more than 61%."

Net sales for the first nine months of fiscal 2006 increased 6.9% to $236.6 million from $221.2 million for the comparable prior year period. Gross profit, which is net of buying and occupancy costs, increased to $74.3 million resulting in a gross margin of 31.4% for the period. This compares to gross profit of $65.6 million and a 29.6% gross margin in the comparable prior year period. Net income for the period increased to $12.4 million, or $0.88 per diluted share, versus $7.3 million, or $0.53 per diluted share, in the first nine months of fiscal 2005.

During the third quarter of fiscal 2006, Deb Shops opened two new stores, and remodeled four existing locations. The Company also added six plus-size departments and as of October 31, 2005, operated plus-size departments in 160 Deb Shops stores.

Barry Susson, CFO of Deb Shops added, "During the past 18 months, our entire organization has worked extremely hard to improve our financial platform and expand our position in the marketplace. Our third quarter and nine month results are extremely gratifying and reflect the progress we have made enhancing our product mix, selectively updating our stores, and continuing to control our expenses. We are committed to successfully executing our strategic business plan in order to capitalize on the opportunities that lie ahead and drive increased value to our shareholders."

Based on management's current outlook, Deb Shops raised fiscal 2006 sales guidance to a range of $320 million to $325 million compared to previous guidance of $315 million to $320 million. The Company also increased its diluted earnings per share outlook to a range of $1.65 to $1.70, compared to its previous outlook of $1.57 to $1.62. These amounts are based on projected mid-single digit comparable store sales increases and on operating an average of 329 stores for the remainder of the fiscal year.

Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes The Company currently operates 330 specialty apparel stores in 41 states under the DEB and Tops 'n Bottoms names.

The Company has made in this release, and from time to time may otherwise make, "forward-looking statements" (as that term is defined under federal securities laws) concerning the Company's future operations, performance, profitability, revenues, expenses, earnings and financial condition. This release includes, in particular, forward-looking statements regarding expectations of future performance, store openings and closings and other matters. Such forward-looking statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors. Such factors may include, but are not limited to, the Company's ability to improve or maintain sales and margins, respond to changes in fashion, find suitable retail locations and attract and retain key management personnel. Such factors may also include other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K/A for the fiscal year ended January 31, 2005. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

                               (tables to follow)

Income Statement Highlights (Unaudited)

                                            Nine Months Ended              Three Months Ended
                                               October 31,                     October 31,
                                     -------------------------------   ----------------------------
                                          2005             2004            2005           2004
                                     --------------   --------------   -------------  -------------
                                                       (as restated)                  (as restated)
Net sales                            $  236,577,177   $  221,218,091   $  83,126,336  $  75,307,008
Costs and expenses
Cost of sales, including
  buying and occupancy costs            162,321,770      155,648,855      59,704,713     54,836,815
Selling and administrative               53,530,261       51,610,522      17,908,951     17,005,994
Depreciation and amortization             4,020,848        3,888,550       1,371,467      1,280,630
                                     --------------   --------------   -------------  -------------
                                        219,872,879      211,147,927      78,985,131     73,123,439

Operating income                         16,704,298       10,070,164       4,141,205      2,183,569
Other income, principally interest        3,233,237        1,576,318         859,932        711,695
                                     --------------   --------------   -------------  -------------

Income before income taxes               19,937,535       11,646,482       5,001,137      2,895,264
Income tax provision                      7,497,000        4,296,750       1,911,000      1,067,250
                                     --------------   --------------   -------------  -------------

Net income                           $   12,440,535   $    7,349,732   $   3,090,137  $   1,828,014
                                     ==============   ==============   =============  =============

Net income per common share
            Basic                    $         0.88   $         0.53   $        0.21  $        0.13
                                     ==============   ==============   =============  =============
            Diluted                  $         0.88   $         0.53   $        0.21  $        0.13
                                     ==============   ==============   =============  =============

Weighted average number of
     common shares outstanding
            Basic                        14,060,414       13,719,999      14,319,308     13,749,487
                                     ==============   ==============   =============  =============
            Diluted                      14,143,016       13,726,875      14,319,308     13,758,999
                                     ==============   ==============   =============  =============

EBITDA(1)                            $   20,725,146   $   13,958,714   $   5,512,672  $   3,464,199
                                     ==============   ==============   =============  =============

Balance Sheet Highlights (Unaudited)

                                               October 31, 2005          October 31, 2004
                                               ----------------          ----------------
                                                                           (as restated)
    Cash and cash equivalents                    $ 31,664,290              $ 14,682,746
    Marketable securities                        $ 74,500,000              $146,200,000
    Merchandise inventories                      $ 25,910,803              $ 22,850,226
    Total current assets                         $136,438,604              $189,085,642
    Property, plant and equipment, net           $ 22,354,276              $ 23,565,345
    Total assets                                 $167,927,038              $221,550,630
    Total current liabilities                    $ 36,036,005              $ 31,026,585
    Total liabilities                            $ 47,570,030              $ 41,792,778
    Shareholders' equity                         $120,357,008              $179,757,852

(1)EBITDA Reconciliation (Unaudited)

                                           Nine Months Ended                  Three Months Ended
                                              October 31,                         October 31,
                                     --------------------------------    -----------------------------
                                         2005             2004              2005              2004
                                                      (as restated)                      (as restated)
Net income                           $  12,440,535    $    7,349,732     $  3,090,137    $  1,828,014
Income tax provision                     7,497,000         4,296,750        1,911,000       1,067,250
Depreciation and amortization            4,020,848         3,888,550        1,371,467       1,280,630
Other income, principally
      interest                          (3,233,237)       (1,576,318)        (859,932)       (711,695)
                                     -------------    --------------     ------------    ------------
EBITDA                               $  20,725,146    $   13,958,714     $  5,512,672    $  3,464,199
                                     =============    ==============     ============    ============

(1) EBITDA is a financial measure that is not recognized under accounting principles generally accepted in the United States (US GAAP). The Company believes EBITDA provides a meaningful measure of operating performance. As required, the Company has presented the reconciliation of net income, a US GAAP financial measure, to EBITDA.